     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 2001

                                                      REGISTRATION NO. 333-66642


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------

                               Amendment No. 1
                                      to

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        --------------------------------

                                TALX CORPORATION
             (Exact name of registrant as specified in its charter)

         MISSOURI                                        43-0988805
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                       identification No.)

                                1850 BORMAN COURT
                            ST. LOUIS, MISSOURI 63146
                                 (314) 214-7000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               WILLIAM W. CANFIELD
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                TALX CORPORATION
                                1850 BORMAN COURT
                            ST. LOUIS, MISSOURI 63146
                                 (314) 214-7000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        --------------------------------
                        COPIES OF ALL CORRESPONDENCE TO:

 WALTER L. METCALFE, JR., ESQ.              JOHN R. UTZSCHNEIDER, ESQ.
   R. RANDALL WANG, ESQ.                        BINGHAM DANA LLP
      BRYAN CAVE LLP                           150 FEDERAL STREET
211 NORTH BROADWAY, SUITE 3600              BOSTON, MASSACHUSETTS 02110
ST. LOUIS, MISSOURI 63102-2750                    (617) 951-8000
      (314) 259-2000                            FAX: (617) 951-8736
   FAX: (314) 259-2020

                        --------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-63690

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


==================================== =====================
======================= ========================= ======================
                                                                 PROPOSED
         PROPOSED
                                           AMOUNT                 MAXIMUM
          MAXIMUM                 AMOUNT OF
      TITLE OF EACH CLASS OF                TO BE             OFFERING PRICE
         AGGREGATE               REGISTRATION
   SECURITIES TO BE REGISTERED          REGISTERED(1)          PER SHARE
     OFFERING PRICE                  FEE(2)
------------------------------------ ---------------------
----------------------- ------------------------- ----------------------


Common stock, $0.01 par value..           287,500               $32.00
       $9,200,000               $2,300
==================================== =====================
======================= ========================= ======================

(1) Includes up to 37,500 shares of common stock which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.

(2) $2,263 of this registration fee will be paid in connection with the original filing of this Registration Statement on Form S-3
     (File No. 333-66642); the remaining $37 of the registration fee will be paid in connection with this filing.


     This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(b) under the Securities Act of 1933.
================================================================================

         This Registration Statement is being filed with respect to the registration of additional shares of the common stock, $.01 par value per share, of TALX Corporation, a Missouri corporation, for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier effective registration statement (Registration No. 333-63690) are incorporated in this Registration Statement by reference.

         The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

         The registrant hereby certifies that it has instructed its bank to transmit to the Securities and Exchange Commission the applicable filing fee by wire transfer from its account to the Securities and Exchange Commission's account at Mellon Bank as soon as practicable, but in no event later than the close of business on August 3, 2001. The registrant further certifies that it will not revoke the instructions to make the wire transfer and that it has sufficient funds to cover the amount of the filing fee.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on this 2nd day of August, 2001.

                             TALX Corporation


                             By: /s/ Craig N. Cohen
                                -----------------------------------------------
                                Craig N. Cohen
                                Vice President - Application Services and
                                Software, Chief Financial Officer and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                         TITLE
                    DATE
                  ---------                                         -----
                    ----

  /s/  WILLIAM W. CANFIELD *                    Chairman, President, Chief
Executive Officer    August 2, 2001
---------------------------------               and Director (Principal
Executive Officer)
William W. Canfield

  /s/  RICHARD F. FORD*                         Director
               August 2, 2001
---------------------------------
Richard F. Ford

  /s/  CRAIG E. LEBARGE*                        Director
               August 2, 2001
---------------------------------
Craig E. LaBarge

  /s/  EUGENE M. TOOMBS*                        Director
               August 2, 2001
---------------------------------
Eugene M. Toombs

  /s/  M. STEVE YOAKUM*                         Director
               August 2, 2001
---------------------------------
M. Steve Yoakum

  /s/  CRAIG N. COHEN                           Vice President - Application
Services and       August 2, 2001
---------------------------------               Software, Chief Financial
Officer and
Craig N. Cohen                                  Secretary (Principal Financial
Officer)


  /s/  L. KEITH GRAVES*                         Managing Director of Finance and
Controller     August 2, 2001
---------------------------------               (Principal Accounting Officer)
L. Keith Graves

*By:     /s/ CRAIG N. COHEN
      ------------------------------------
        Craig N. Cohen
        Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER    DESCRIPTION
-------   -----------

5.1*      Opinion of Bryan Cave LLP regarding the validity of the Common Stock

23.1      Consent of KPMG LLP

23.2      Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1      Power of Attorney (included in signature page to Registration
          Statement No. 333-63690 on Form S-3 filed June 22, 2001)



*Previously filed.